UNITED STATES SECURITIES AND EXCHANGE COMMISSION

British Columbia Securities Commission

QUARTERLY REPORT

FORM 51-901F

NAME OF ISSUER	FOR QUARTER ENDED	DATE OF REPORT

CAMFLO INTERNATIONAL INC.	June 30, 2003	August 26, 2003

ISSUER ADDRESS:
Suite 704, 938 Howe Street

CITY PROVINCE	POSTAL CODE	ISSUER FAX NO.	ISSUER TELEPHONE NO
Vancouver, British Columbia	V6Z 1N9	(604) 331-4423	(604) 837-9484

CONTACT PERSON	CONTACT’S POSITION	CONTACT TELEPHONE NO.
Alan Crawford	Director	(604) 837-9484
E-MAIL ADDRESS:	WEB SITE ADDRESS
N/A	N/A

CERTIFICATE

The three schedules required to complete this Quarterly Report are attached and the disclosure contained therein has been approved by the Board of Directors.  A copy of this Quarterly Report will be provided to any shareholder who requests it.

DIRECTOR’S SIGNATURE Signed: “Alan Crawford”	DATE SIGNED 03/08/26
DIRECTOR’S SIGNATURE Signed: “Robert Hewitt”	DATE SIGNED 03/08/26

CAMFLO INTERNATIONAL INC.

Balance Sheet

(Unaudited - Prepared by Management)

ASSETS

	June 30, 2003	December 31, 2002
	$	$
Current assets
Cash	135,940	108,085
Goods and services tax recovery	6,125	10,505
	142,065	118,590
Deferred charges	33,692	38,286
Resource properties	455,637	216,247
Capital assets (Note 2)	5,599	3,578
	636,993	376,701

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	25,761	23,562
Loan payable (Note 4)	97,709	-
	123,470	23,562
Loan payable	-	90,756
Due to related parties	133,778	123,079
Promissory notes payable	101,394	94,172
Convertible debentures	482,296	452,296
	840,938	783,865

SHAREHOLDERS’ EQUITY

Capital stock (Note 3)	1,169,016	1,169,016
Share subscriptions (Note 3)	327,000	-
Deficit	(1,699,961)	(1,576,180)
	(203,945)	(407,164)
	636,993	376,701

On Behalf of the Board

Signed:

“Alan Crawford”

_____________________Director

“Robert Hewitt”

_____________________Director

                                                                                             3 Months                                    6 Months

                                                                                             June 30,                                     June 30,

                                                                                   2003             2002                   2003                 2002

                                                                                     $                   $                         $                       $

Revenue:
Interest income

Expenses:
Administrative fees	109	1,500	109	3,000
Amortization of fixed assets	239	276	479	551
Amortization of deferred expenses	2,297	-	4,594
Audit and accounting fees	4,700	2,575	6,700	2,540
Communications	1,552	-	1,752	-
Consulting fees	676	-	676	-
Finder’s fee and bonuses	-	-	-	39,000
Foreign exchange	1,553	-	1,553
Interest expense	37,087	27,634	44,175	44,221
Shareholder communications investor relations	-	(1,141)	1,400	1,608
Legal fees	-	6,445	-	33,785
Listing and filing fees	8,430	-	10,980	8,526
Management fees	15,000	15,000	30,000	30,000
Office services and supplies	4,688	634	6,345	6,186
Office rent	2,400	-	2,400	-
Travel and accommodation	8,129	900	9,129	5,426
Transfer agent	2,342	971	4,029	1,890
	(89,205)	(54,794)	(124,323)	(176,733)
Less: Interest income	312	324	541	379
	(88,893)	(54,470)	(123,782)	(176,354)
Extinguishment of debts	-	6,570	-	6,750
Loss for the period	(88,893)	(47,900)	(123,782)	(169,784)
Deficit, beginning of period	(1,611,069)	(1,429,041)	(1,576,180)	(1,307,157)
Deficit, end of period	(1,699,962)	(1,476,941)	(1,699,962)	(1,476,941)
Loss per share	$0.02	$0.04	$0.03	$0.12

CAMFLO INTERNATIONAL INC.

Statement of Cash Flows

(Unaudited - Prepared by Management)

	3 Months June 30		6 Months June 30
	2003	2002	2003	2002
	$	$	$	$
CASH PROVIDED BY (USED IN)
Operating Activities:
Loss for the period	(88,893)	(47,900)	(123,782)	(169,784)
Items not requiring Cash:
Amortization of deferred charges	2,297	-	4,594	-
Amortization of assets	239	275	479	551
Finder’s fees and bonuses			-	15,000
	(86,357)	(47,625)	(118,709)	(154,233)
Changes in non-cash working capital Items:
Amounts receivable and prepaid expense	(2,436)	8,051	4,380	6,116
Accounts payable and accrued liabilities	10,087	(15,485)	2,199	(11,805)
	(78,706)	(55,059)	(112,130)	(159,922)
Financing activities:
Issue of capital stock for cash	-	100,000	-	100,000
Share subscriptions	255,000	(100,000)	327,000	-
Due to related parties	5,350	776	10,700	(11,582)
Loans payable	3,477	3,478	6,953	6,852
Convertible debentures	30,000	-	30,000	400,000
Promissory notes	3,611	9,159	7,222	18,314
	297,438	13,413	381,875	513,584
Investing Activities:
Investment in oil and gas interest	(168,201)	-	(239,390)	(177,524)
Purchase of office equipment	-	-	(2,500)	-
	(168,201)	-	(241,890)	(177,524)
Increase (decrease) in cash	50,531	(41,646)	27,855	176,138
Cash, beginning of period	85,409	293,234	108,085	75,450
Cash, end of period	135,940	251,588	135,940	251,588

Supplemental cash flow information
Non-cash financing and investing activities:
Shares issued for finder’s fee	-	-	-	8,000
Shares issued for bonus loan	-	-	-	15,000

CAMFLO INTERNATIONAL INC.

Notes to Financial Statements

June 30, 2003

1.     Basis of Presentation

These unaudited financial statements have been prepared in accordance with the instructions for the preparation of such financial statements contained in the CICA Handbook Section 1751.  Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such instructions.  These unaudited Financial Statements should be read in conjunction with the Audited Financial Statements and Notes thereto for the fiscal year ended December 31, 2002.

2.     Capital Assets

	Cost	Accumulated Depreciation	Net Value
Computer equipment	$ 5,282	$ 1,739	$ 3,543
Office equipment	5,250	3,194	2,060
	$ 8,031	$ 4,178	$ 5,599

3.     Resource Properties

a)

By a Farmout Agreement dated March 18, 2003 between the Company and Angel Enterprises Ltd., the Company acquired a 10% working interest in four test wells located in Alberta, Canada, known as the Snipe Lake Project. Consideration was $71,190 representing 10% of the cost to drilling and complete the well.  The interest is subject to a convertible overriding royalty of 15%, which after payout, the royalty will convert to a 5% working interest.  Under the terms of the agreement, the Company was granted an option to participate in further exploration in an additional three contiguous sections on the same terms and conditions of the March 18, 2003 Farmout Agreement.

b)

By a Farmout Agreement dated March 15, 2003 the Company can earn up to a 70% working interest of petroleum and natural gas rights in four sections of land in  known as the Alexander Prospect located in Central Alberta, Canada.  The Agreement provides for two separate phases.  In order for the Company to earn the entire Alexander project, both phases must be completed.  Under the terms of the Agreement and in accordance with the provisions of Phase 1, the Company paid $42,000 of the cost of drilling and completion before payout.  The Agreement is subject to a convertible overriding royalty of 15%, of two re-entry oil wells and two new gas wells.  After payout on the four wells, the convertible overriding royalty will convert to a 35% working interest.  Under the terms of the agreement, the Company was granted an option to participate in further exploration in additional wells on the same sections and three additional contiguous sections.

CAMFLO INTERNATIONAL INC.

Notes to Financial Statements

June 30, 2003

3.     Resource Properties

c)

Resource Properties are recorded as follows:

Well Description	Working Interest	Balance beginning of the period	Expenditures during the period	Balance end of period
		$	$	$
Wimberley #5	20%	216,247	2,112	218,359
Alexander	35%	-	141,260	141,260
Snipe Lake	10%	-	96,018	96,018
		216,247	239,390	455,637

4.     Share Capital

a)

Authorized

unlimited number of common shares without par value

unlimited number of preferred shares without par value

a)

Issued:

Number of

      shares

Amount

Balance, beginning of period

3,536,666

      $ 1,169,016

Balance, end of period

3,536,666

      $ 1,169,016

b)

During the period the Company received proceeds of $327,000 towards a private placement involving the issuance of 1,000,000 units at a price of $0.30 per unit.  Each unit will consist of one common share and a non-transferable share purchase warrant entitling the investor to purchase an additional common share in the Company at a price of $0.30 exercisable until August 25, 2005. This Placement was completed subsequent to the period.

5.     Loans payable

The loan payable is unsecured, bears interest at 18% per annum and are due on January 15, 2004.

6.     Related party transactions

Related party transactions not disclosed elsewhere in these statements are as follows:

a)

During the period the Company paid or made provision for the future payment of the following amounts:

i)

$30,000 for management fees to a private company controlled by a Director.

SECURITIES ISSUED DURING THE QUARTER ENDED JUNE 30, 2003

Date YY/MM/DD	Type of Issue	Description	Number of shares Issued	Price per share	Proceeds $	Type of consideration
Nil

OPTIONS GRANTED DURING THE QUARTER ENDED JUNE 30, 2003

Date of Grant YY/MM/DD	Number	Type	Description/name	Exercise price	Expiry date
Nil

OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES OUTSTANDING

 AT JUNE 30, 2003

Security	Amount	Exercise or convertible price per share	Expiry Date YY/MM/DD
Stock options	133,666	0.13	07/02/18
Convertible debentures	$400,000	$0.10 $0.15 $0.20 $0.25	04/02/28 05/02/28 06/02/28 07/02/28
Warrants	$400,000	$0.10 two years after conversion or last day for conversion	06/01/05
Warrants	1,000,000	0.14 per share	04/04/01

LIST OF DIRECTORS AND OFFICERS AS AT JUNE 30, 2003

Greg Burnett, Director	Robert Hewitt, Secretary and Director
Alan Crawford, President and Director

British Columbia Securities Commission

Quarterly Report

Form 51-901F

SCHEDULE "C"

MANAGEMENT'S DISCUSSION & ANALYSIS

For the period ended June 30, 2003

The following discussion of the operations, results and financial position of the Company for the quarter ended June 30, 2003 should be read in conjunction with the June 30, 2003 Interim Financial Statement and the related Notes.

Description of Business

The Company's principal business activities are the acquisition, development and exploration, or production, and marketing of petroleum and natural gas reserves in Alberta, and Texas and is a public company, whose common shares trade on the TSX Venture Exchange under the symbol [CFF].

Results of Operations

The Company reports a net loss of Cdn $123,782 or $0.03 per share for the six months ended June 30, 2003.  The Company had no operating revenues but recognized interest income of $541 for the period.  There were no write-offs or write-downs during the period.

Administrative and Corporate costs for the quarter were $48,029 compared to the preceding quarter of $32,820.  The more significant increase in the expenses was Listings and filing fees as a result of the costs associated with filing the Company's Audited Financial Statements and other documentation with the regulatory authorities.  Travel and accommodation increased this quarter as a result of two Directors of the Company attending out of town meetings relating to the acquisition of oil and gas interests.

Current operations

Alexander Prospect, Alberta, Canada

During the quarter the Company closed a Farmout Agreement which provides for the Company to earn up to a 70% working interest of petroleum and natural gas rights in four sections of land with the potential for multiple oil and gas formations in  known as the Alexander Prospect located in Central Alberta, Canada.  The Agreement provides for two separate phases.  In order for the Company to earn the entire Alexander project, both phases must be completed.  Under the terms of the Agreement and in accordance with the provisions of Phase 1, the Company paid $42,000 of the cost of drilling and completion before payout.  The Agreement is subject to a convertible overriding royalty of 15%, of two re-entry oil wells and two new gas wells.  After payout on the four wells, the convertible overriding royalty will convert to a 35% working interest.  Under the terms of the agreement, the Company was granted an option to participate in further exploration in additional wells on the same sections and three additional contiguous sections.

Snipe Lake Project, Alberta, Canada

The Company has acquired a 10% working interest of petroleum and natural gas rights in four sections north of Swan Hills, Alberta. The 10% working interest is based on paying 10% of the costs of drilling, completion and pipeline tie -in of the test well before payout subject to a convertible overriding royalty of 15%. After payout, the convertible overriding royalty will convert to a 5% working interest. By drilling this well, the Company earns an option to participate in further exploration in an additional three contiguous sections at the same terms and conditions.

Wimberley Project, Jack County, Texas, USA

The Company has a 20% working interest in the drilling and development of Wimberley # 5 gas well located in the Barnett Shale region in Jack County, Texas.  The operator of the project is the Cumming Company Inc. (CCI) of Fort Worth, which operates several other recently completed Barnett Shale wells in the vicinity.  The well is expected to commence production within the next financial quarter.

Related Party Transactions

Under a Management and Services Agreements with a company owned by the President of the Company, the Company pays a monthly fee of $5,000.

Competition

The resource industry in which the Company is engaged is in general, highly competitive. Competitors include well-capitalized resource companies, independent resource companies and other companies having financial and other resources far greater than those of the Company. Thus, a degree of competition exists between those engaged in the resource industry to acquire the most valuable properties.  As a result, the Company may eventually be unable to acquire attractive resource properties.

Liquidity and Capital Resources

At this time, the Company has no operating revenues, and does not anticipate any operating revenues until the Company is able to find, acquire, place in production and operate a resource property.  Historically, the Company has raised funds through equity financing and the exercise of options and warrants to fund its operations.

The market price of natural resources is highly speculative and volatile. Instability in prices may affect the interest in resource properties and the development of and production from such properties.  This may adversely affect the Company's ability to raise capital to acquire and explore resource properties.

The Company has a working capital of $18,595 at June 30, 2003.  Subsequent to the quarter the Company closed a Private Placement to net the treasury $300,000 by the issuance of 1,000,000 units at $0.30 per unit.  Each unit consisted on one common share, and one non-transferable share purchase warrant entitling the investor to purchase an additional share in the Company at a price of $0.30.